COPY

NORDMAN CORMANY HAIR & COMPTON LLP
By: Joel Mark (State Bar #054049)
Brook J. Carroll (State Bar #210659)
1000 Town Center Drive, 6th Floor
P.O. Box 9100
Oxnard, California 93031-9100
(805) 485-1000
(805) 988-8387 (fax)
E-Mail: jmark@nchc.com
bcarroll@nchc.com

Attorneys for Plaintiff
Smart SMS Corp.

CONFORMED COPY
OF ORIGINAL FILED
Los Angeles Superior Court

JUL 28 2009

John A. Clarke, Executive Officer/Clerk

By Jennifer Denham, Deputy

CASE MANAGEMENT CONFERENCE
NOV 16 2009 845 am
Date Dept. N.

SUPERIOR COURT OF THE STATE OF CALIFORNIA

COUNTY OF LOS ANGELES

Smart SMS Corp., Plaintiff, vs. Steaphan Weir, Peter Godwin, Layne Bednar, Jeremy Westburg and Does 1-100, Defendants.	CASE NO. SC104151 Complaint Filed: Judge C. Karlan Assigned to the Hon. **Complaint for Damages, Injunctive Relief & Declaratory Relief** TRIAL DATE: NONE SET

BY FAX

Plaintiff Smart SMS, Corp. (Smart) alleges as follows:

1. Plaintiff Smart is a Florida corporation qualified to do business in the State of California and doing business in the County of Los Angeles, California.

2. Defendant Steaphan Weir (Weir) is an individual, who on information and belief, resides in the County of Los Angeles, California.

3. Defendant Peter Godwin (Godwin) is an individual, who on information and belief, resides in the County of Los Angeles, California.

4. Defendant Layne Bednar (Bednar) is an individual, who on information and belief, resides in the County of Los Angeles, California.

5. Defendant Jeremy Westburg (Westburg) is an individual, who on information and belief, resides in the County of Los Angeles, California.

6. The true names and capacities, whether individual, corporate, associate, or otherwise, of defendants named as Does 1 through 100, inclusive, are unknown to Smart, who, therefore, sues such defendants under fictitious names. Smart will request leave of the Court to amend this complaint to reflect the true names and capacities of Does 1 through 100 once it has ascertained the same. Smart is informed and believes, and on that basis alleges, that the fictitiously-named defendants are in some manner liable and responsible for the actions and transactions alleged herein.

7. Smart is informed and believes, and based thereon alleges, that at all times herein mentioned each of the defendants was the agent and employee of each of the remaining defendants, and in doing the things alleged here, was acting within the scope and course of such agency and employment.

Background

8. Smart is a publicly listed holding company whose wholly-owned subsidiaries engage in software consultancy and implementation, banking transaction processing, debit card distribution and kiosk based banking functions.

9. Defendant Weir served as Smart's president from 2006 and as Smart's chief executive officer and board member since 2007. On June 22, 2009, he was removed by the board as president and CEO. On June 22, 2009, he was removed as a board member by a majority vote of the shareholders. Weir's removal as president and CEO was ratified by a majority vote of the shareholders on July 22, 2009.

10. Weir's employment as CEO is governed by a written employment agreement dated September 23, 2008. As CEO of Smart, Weir had complete operational control over the company, subject only to direction and oversight by Smart's board of directors. Weir was responsible for, among other things, ensuring that Smart's annual budgets and expenditures aligned with Smart's goals and objectives and ensuring that Smart complied with regulatory and governmental

requirements. Weir also had signatory authority over Smart's bank accounts and was a stock transfer agent for Smart.

11. Specifically, at all times relevant, from 2007 through June 22, 2009, Weir was a Smart officer authorized to direct Smart's transfer agent to issue Smart's common shares. Smart's transfer agent was and remains Interwest Transfer Company.

12. Defendant Godwin, from January 29, 2008 through June 26, 2009, served as Smart's Executive Vice-President of Business and Legal Affairs. Godwin is an attorney. He is registered with the State Bar of California as in-house counsel for Smart. Godwin is also registered as an attorney with the Attorney Registration and Disciplinary Commission of the Supreme Court of Illinois, and is licensed by the State of Georgia and the District of Columbia. Godwin's employment with Smart as EVP is governed by a written employment agreement dated September 23, 2008. As EVP of Smart, Godwin was responsible for, among other things, managing corporate relationships and overseeing legal matters for Smart, both internally and in conjunction with outside counsel. Godwin tendered his resignation to Smart on June 26, 2009.

13. Defendant Bednar, from May 17, 2007 through June 11, 2009 served as Smart's Chief Operating Officer. Bednar's employment with Smart is governed by a written employment agreement. Bednar was responsible for, among other duties, overseeing Smart's business operations and for interfacing with Smart's outside accountants. Pursuant to board resolution, on June 11, 2009 Bednar was removed as COO for cause. Godwin was directed by the board to document Bednar's termination, but on information and belief, failed to do so. Weir was directed by the board to take any action necessary to cause terminated employees, such as Bednar, to return to the company property that was in the employees' possession. Weir failed to do so.

14. Defendant Westburg, at all times relevant and through June 11, 2009, served as Smart's Chief Technology Officer. Westburg was responsible for, among other duties, overseeing Smart's intellectual technology and computer operations in furtherance of the company's objectives. Pursuant to board resolution, on June 11, 2009 Westburg was removed as CTO. Weir was directed by the board to take any action necessary to cause terminated employees, such as Westburg, to return to the company property that was in the employees' possession. Weir failed to do so.

15. Collectively, Weir, Godwin, Bednar, and Westburg were Smart's senior management from as early as 2006 through June 2009. Their resignation and dismissal from Smart culminated from a series of actions they took that were and are detrimental to Smart's best interests.

16. Notwithstanding their dismissal and removal from Smart, defendants are in possession of company assets, including books, records, disk drives, computers, computer data, and furniture. These assets rightfully belong to Smart but are unlawfully being withheld and used by defendants as rogue employees to falsely promote themselves as officers of Smart and to harm Smart's reputation and relationship with its vendors, banks, customers and others.

17. Aware that Smart's board has uncovered certain acts of wrongdoing by defendants and that the company continues to investigate their actions, defendants have withheld and continue to withhold the company's books, records and data to frustrate and avoid further investigation. On information and belief, Weir, Godwin, Bednar and Westburg were complicit in, and aware of, each other's misconduct, and have acted individually and in concert to hide their misconduct.

18. As of July 20, 2009, there were 97,456,436 shares of Smart's common stock outstanding. Pursuant to § 607.0704 of the Florida Statutes, on July 22, 2009 the majority of Smart's shareholders gave their written confirmation that they approved the prior removal of Weir for cause as a director and as Smart's CEO and president based on his inappropriate use of company funds, his intermingling of

personal & company finances; his subjecting the company to liability through business activities; and his failure to follow board directives as passed in the board minutes of May 28, 2009, June 11, 2009, and June 18, 2009.

19. Pursuant to § 607.0704 of the Florida Statutes, on July 22, 2009 the majority of Smart's shareholders gave their written confirmation that they approved the prior removal of Bednar for cause as the COO for intentionally opposing specific board directives, for instructing employees of Smart's subsidiaries to not communicate with directors and with the Director of Finance of the respective subsidiaries; and for breaching his fiduciary duties to Smart by participating in and/or his knowing of certain financial transactions by former Smart officers that resulted in substantial loss to the company.

20. Pursuant to § 607.0704 of the Florida Statutes, on July 22, 2009 the majority of Smart's shareholders gave their written confirmation that they approved the removal of Godwin for cause as Smart's Executive Vice-President, Business and Legal Affairs, for intentionally opposing specific board directives, and for breaching his fiduciary duties to Smart by participating in and/or his knowing of certain financial transactions by former Smart officers that resulted in substantial losses to the company.

21. On July 15, 2009, Smart settled litigation brought by RBA International, Inc. ("RBA") and certain shareholders of RBA against Smart, which action was based for the most part, on the alleged breach of contract by Smart for failing to complete a merger among RBA, its shareholders and Smart. Smart's board believed it was in the best interests of the company to settle the litigation and complete the merger, since doing so eliminated the possibility of a verdict with greater adverse consequences than a settlement. The merger was completed and the litigation settled on better financial terms than was first agreed to in the original merger agreement between the parties. The settlement also stopped Smart from incurring substantial attorney's fees in connection with the litigation.

Pursuant to § 607.0704 of the Florida Statutes, on July 22, 2009 the majority of Smart's shareholders gave their written approval of the settlement and merger with RBA.

22. On July 16, 2009, Smart entered into negotiations which resulted in the settlement of litigation threatened by Gordon Lee ("Lee") against Smart, which related, for the most part, to an alleged breach of contract by Smart with respect to certain stock pledges between Lee and Smart. By settling with Lee, Smart avoided the substantial costs of defending litigation in which there was a potential risk of loss and incurring substantial attorney's fees. As part of the settlement, Lee is empowered to recover Smart's assets from the defendants, which assets are being withheld unlawfully. Pursuant to § 607.0704 of the Florida Statutes, on July 22, 2009 the majority of Smart's shareholders gave their written approval of the settlement with Lee.

23. Pursuant to § 607.0704 of the Florida Statutes, to ensure the viability and success of Smart, on July 22, 2009 the majority of Smart's shareholders gave their written approval to certain corporate actions, including but not limited to:

i. Preventing Weir, Bednar, Godwin, Westburg and Liam Weir (Weir's brother) from representing themselves as officers and employees of Smart, and giving authority to take appropriate related action to protect Smart's legal rights;

ii. Obtaining all corporate records and documents in the possession of Smart's terminated employees, which includes the defendants;

iii. Taking appropriate legal action, including the reporting of possible criminal activity to proper authorities, against respective terminated employees of the company;

iv. Directing Smart's officers to work with the company's auditors to complete and file all necessary financial statements, which is essential to maintain Smart as a public entity and critical to obtaining new capital for the company;

v. Appointing a new CFO of the company with the added responsibility of financial controls over various company subsidiaries, which is

necessary to ensure stability of the financial reporting of Smart and its subsidiaries;

vi. Appointing a new president of Smart to fill the void created by the termination of Weir and other employees;

vii. Installing a committee comprised of current board members to find and install a new CEO to fill the void created upon the termination of Weir;

viii. Installing a committee comprised of board members to locate and recommend to the shareholders new candidates to fill three open director seats on Smart's board;

ix. Approving the Amended and Restated Articles of Incorporation dated August 4, 2008 and recorded October 8, 2008, which had been previously signed by Weir and in which he represented that the Amended and Restated Articles of Incorporation had been approved by the company's shareholders, when in fact, a resolution was never submitted to the shareholders for approval;

x. Changing Smart's mailing and physical addresses and taking control of company drop boxes;

xi. Opening a dialog with Smart's vendors and outside contractors to identify all valid outstanding payables and attempting to negotiate on terms acceptable to the company; and

xii. Obtaining necessary insurance coverage, including directors and officers coverage and errors and omissions coverage.

Falsification of Loans and Company Documents

The Shabaan Loan Falsification

24. Prior to the RBA merger and in connection with an investment in RBA, in September 2007 Ahmed Shabaan wired $250,000 directly to RBA. Smart's board has discovered that Weir documented Shabaan's payments as a loan from Smart to RBA, and as a loan from Weir to Smart, when in fact Smart did not receive Shabaan's $250,000 payment. Weir's documentation and characterization of Shabaan's payment appears to be false. On information and belief, Godwin and Bednar were aware of, assisted and ratified Weir's conduct with regard to the Shabaan payment. On July 14, 2009, Shabaan admitted to Smart's Chairman of the

Board, Scott Stagg (Stagg), in person, that the $250,000 Shabaan paid was an investment in RBA and should not have been reflected on Smart's books.

25. On information and belief, the foregoing actions reflect a scheme by defendants to defraud Smart by converting Shabaan's $250,000 payment to RBA, and mischaracterizing it as a false loan payable by the company to Weir.

The Winslow Loan Falsification

26. On information and belief, in November 2007, Robert J. Winslow (Winslow) paid Smart $100,000 for shares of Smart. However, Weir and Godwin documented and mischaracterized Winslow's payment as a loan from Weir to Smart. On information and belief, Bednar was aware of, assisted and ratified Weir and Godwin's conduct with regard to the Winslow payment. By email dated August 7, 2008, Godwin represented to Smart's auditor that the $100,000 was a loan from Weir to Smart.

27. On information and belief, in an attempt to provide Winslow his shares, in emails dated March 5, 2008 and March 8, 2008, Godwin and Weir informed Smart's attorneys, Hunton & Williams, and the company's accountant, Steven Chaussy, that 100,000 shares of Smart were to be issued to Winslow in exchange for consulting services Winslow purportedly provided. On information and belief, Winslow did not provide consulting services in exchange for the shares and Winslow refused to sign the bogus consulting agreement and release of liability in Weir's favor, which, on information and belief, defendants presented to Winslow. Ultimately, the shares were never issued.

28. In a March 5, 2008 email, Godwin informed Hunton & Williams that Winslow provided consulting services to Smart and was affiliated with Lee, when, in fact, at the time Lee did not know of Winslow, let alone arrange for Winslow to provide consulting services. In that same email, Godwin indicated that Winslow is entitled to 100,000 shares for the purported services he provided.

29. On or about July 13, 2009, Winslow admitted to Peter Desloge ("Desloge"), a consultant, in a telephone conversation, that Winslow's $100,000 payment to Smart was for shares of Smart. Similarly, on July 14, 2009, Winslow admitted to Stagg, in person, that the $100,000 Winslow paid was for shares of Smart.

30. On information and belief, the foregoing actions reflect a scheme by defendants to defraud Smart by converting Winslow's $100,000 investment in the company, and mischaracterizing it as a false loan payable by the company to Weir. Defendants then attempted to launder the funds by issuing shares to Winslow under a bogus consulting agreement that Winslow ultimately refused to sign.

The Dormin Loan Falsification

31. On information and belief, in November 2007, Thomas J. Dormin (Dormin) paid Smart $50,000 for shares of Smart. However, Weir and Godwin documented and mischaracterized Dormin's payment as a loan from Weir to Smart. On information and belief, Bednar was aware of, assisted and ratified Weir and Godwin's conduct with regard to Dormin's payment. By email dated August 7, 2008, Godwin represented to Smart's auditor that the money was a loan from Weir to Smart.

32. Smart never issued shares to Dormin.

33. On or about July 13, 2009, Dormin admitted to Desloge in a telephone conversation that Dormin's $50,000 payment to Smart was for shares of Smart. Then, on July 14, 2009, Dormin admitted to Stagg, in person, that the $50,000 Dorman paid was for shares of Smart.

34. On information and belief, the foregoing actions reflect a scheme by defendants to defraud Smart by converting Dormin's $50,000 investment in the company, and mischaracterizing it as a false loan payable by the company to Weir.

//

The Miscellaneous Loan Falsification

35. On information and belief, Smart received a deposit for $40,000 in May 2007. In an email to Patricia Vasquez, a Smart employee, Weir indicated that he had no knowledge of this transaction. However, Smart's accounting records reveal that Weir accounted for the deposit as a loan owed to him by Smart for $50,000. On information and belief, Godwin and Bednar were aware of, assisted and ratified Weir's conduct with regard to the $40,000 deposit.

The Weir and Bednar Theft

36. On information and belief, Weir documented and accounted for the above referenced transactions as a total of $450,000 in loans from Weir to Smart. Within the last thirty days, Smart's board discovered that Weir, Bednar and possibly Godwin paid themselves approximately $442,000: consisting in part of withdrawals by Bednar of $225,000 from November 2007 through April 2008, interest payments on the bogus loans of $54,000 to Weir from 2007 through 2009, bogus loan repayments to Weir of approximately $119,600 during the same period, and, as set forth below, the misappropriation of Smart's security deposit. In fact, $78,000 of one bogus loan repayment was wired directly to L.A. Exotic Cars Inc. on March 31, 2008 for the purchase of a high performance sports car. These false loans were documented in bogus promissory notes purportedly executed by Smart in favor of Weir. On all occasions, these sham notes were drafted after the underlying events to cover up the true nature of the transactions.

37. By email dated March 31, 2008, Godwin indicated to Bednar and Smart's accountant that Smart had to "start booking these loans and payments accordingly." Godwin wrote that the subject of the email was "Loans from Steaphan Weir to Smart SMS Corp and partial payoffs of Notes."

Weir's Fraudulent Expense Reimbursements

38. On information and belief, defendant Weir submitted false and fraudulent expense reimbursement requests to Smart for expenses not incurred for

Smart's benefit or for business purposes. Weir approved Smart's reimbursement of these expenses for himself.

39. Investigation by the board of directors indicates that Weir spent company funds on sumptuous dinners, fancy hotels and generally used company funds to support a lavish lifestyle. For example, on information and belief, Weir used company funds to: (a) stay at high-end hotels in Los Angeles, such as the Beverly Wilshire, notwithstanding that he resided in Los Angeles; (b) pay for personal dinners in excess of $3,000 each at L'Ermitage Hotel and Cut & Sidebar in Beverly Hills; (c) spend over $12,000 on personal entertainment; (d) spend $11,000 on watches; and (e) spend more than $22,000 on personal trips to Cannes, France and Cabo, Mexico. On information and belief, Godwin joined Weir on the trip to Cannes.

Defendants' Ongoing Unlawful Conduct Requires An Immediate Temporary Restraining Order

40. As set forth below, since June 2009, defendants have engaged and are engaging in a scheme to operate a rogue version of Smart in direct contravention of Smart's board of directors and shareholders. If they are not stopped, they will shut down Smart, deprive the shareholders of Smart's value and deprive the public of Smart's subsidiaries' services.

41. Defendants are in possession of company assets, including books, records, computers and computer data, which assets are unlawfully being withheld and used by defendants in a campaign to falsely promote themselves as officers of Smart, to harm Smart's reputation, create confusion, destroy Smart's relationship with its vendors, banks, customers and others, and to prevent Smart and its auditors from reviewing financial transactions involving some or all of the defendants.

42. On May 19, 2009, Smart leased office space at 1907 Olympic Boulevard, Unit 1, Los Angeles for its operations. However, on June 17, 2009, Godwin, Weir

and Bednar improperly transferred the lease out of Smart's name into Weir's name. Godwin, Weir and Bednar misrepresented to Smart's landlord that the security deposit, approximately $27,000, that Smart paid in May 2009 belonged to Weir, when, in fact it belonged to Smart and was paid with company funds. In doing so, Godwin, Weir and Bednar converted company assets to their own personal use, thereby depriving the company of the security deposit and the use of the leased premises. They certified that Smart "has no interest in or any rights in or to the Security Deposit or any portion thereof." On information and belief, Godwin, Weir and Bednar did this to create a rogue company and to prevent Smart from accessing company records, including critical computer data, and property. *To conduct its business, Smart requires immediate access to the leased premises to recover its books and records, data, computers, servers, furniture, and other assets and property.*

43. By email dated June 24, 2009, Westburg advised Weir, Godwin and Bednar that he had backed up all of Smart's websites, presumably to further operate a rogue version of Smart.

44. On information and belief, Westburg and the other defendants are preventing Smart from accessing computer data maintained by Smart's vendors, Internap Network Services Corporation (Internap) and Equinix, Inc. (Equinix). In an email dated June 24, 2009, after Westburg was terminated, Westburg advised Weir, Godwin and Bednar that he was the only person on the authorized list to access Smart's data, which is stored remotely by Internap and Equinix. After defendants' respective terminations, their email messages from Smart's remote server were deleted, presumably by one or more of the defendants. Further, the board uncovered evidence that Westburg unlawfully attempted to access the company's data on or about June 27, 2009, after he was terminated. On information and belief, this was done to disrupt Smart's business operations and to destroy evidence of wrongdoing and mismanagement. By denying access to the company's

data, defendants are irreparably harming Smart because the company cannot function without the data.

45. In addition to the foregoing, defendants have grossly mismanaged Smart's finances and operations and have undertaken a campaign to interfere and disrupt Smart's relationships with its banking customers.

46. On information and belief, during the period in which defendants engaged in their theft and other mismanagement, they tried to hide their theft and mismanagement by failing to file required financial reports, including 10K and 10Q reports in 2007 and 2008.

47. Further, from late June 2009 through July 2009, Weir and Bednar contacted Smart's clients, customers and business contacts urging them to cease doing business with Smart, and, upon information and belief, are continuing to do so.

48. On July 14, 2009, Bednar contacted vendors of Smart or its subsidiaries via email and falsely implied that he was still the COO of Smart, when in fact he was terminated by the board on June 11, 2009.

49. Moreover, in flagrant dereliction of the fiduciary duty he owed to Smart, on or about July 14, 2009, Bednar contacted Rene Babi, RBA's President, and tried to sabotage the settlement between Smart and RBA. Incredibly, Bednar told Babi that he would assist RBA with its case against Smart and gave Babi privileged and confidential information to assist RBA in its litigation against Smart.

50. In a further attempt to sabotage Smart and further defendants' objective to create a rogue company, on July 2, 2009, after he was terminated from Smart, Bednar emailed an important manufacturer of financial kiosks and misrepresented that Smart's management lacked authority to sign contracts on behalf of the company.

51. Further, on or about July 15, 2009, again after Bednar, Weir and Westburg were terminated, Bednar contacted Smart's bank and supplied the bank

with a memorandum purportedly issued by Smart's management. The memorandum was signed by Weir, as CEO and director of Smart, and stated that "Management of Smart hereby advises you not to rely on any purported Board resolutions or other documents which emanate from Scott A. Stagg, Amir Khan, Brian Trainor, Rick Tuinenburg, and Rafael Cabrera or their designees . . . and that only actions approved by Steaphan Weir, Chief Executive Officer, Layne Bednar, Chief Operating Officer, and Jeremy Westburg, Chief Technical Officer, should be recognized as authoritative." In an effort to frighten the vendors and commercial relations of Smart, the memorandum stated: "If you take actions contrary to the foregoing, you may expose yourself to legal liability."

52. Defendants' conduct is causing Smart irreparable harm. Smart is required to properly account for all business transactions and monies in and out of the company, and must have access to its bank accounts to operate. Defendants' interference with customers and vendors of Smart's subsidiaries must be stopped. Smart will be forced out of business if customers cease doing business with its subsidiaries.

First Cause of Action – Breach of Fiduciary Duty

Against all Defendants

53. Smart incorporates by this reference the preceding paragraphs as though set forth at length.

54. As the top management and corporate officers for Smart, Weir, Godwin, Bednar and Westburg owe Smart fiduciary duties to, among others, hold Smart's interests above their own, abide by resolutions and directives from the board of directors, properly account for all monies received for Smart's benefit, not disrupt or misappropriate any of Smart's contractual relations or economic relations with third parties, and not convert or misuse any corporate property or assets.

55. By engaging in the acts alleged, Weir, Godwin, Bednar and Westburg breached the fiduciary duties they owe to Smart.

56. As a direct and proximate result of Weir's, Godwin's, Bednar's and Westburg's breaches of their fiduciary duties, Smart has been damaged in the amount of the $415,000 in misappropriated funds, and in additional amounts not yet ascertained, all to be proven at trial.

57. Smart is informed and believes that Weir, Godwin, Bednar and Westburg breached their fiduciary duties they owe to Smart with fraud, malice and oppression and in conscious disregard of Smart's rights and needs, and that Smart is therefore entitled to an award of punitive damages.

58. In addition to money damages, Smart is entitled to temporary and permanent injunctive relief to prevent defendants from holding themselves out to Smart's customers, banks, investors and the general public as authorized agents of Smart and from interfering with or having access to Smart's bank accounts. Money damages are inadequate because defendants' actions threaten to harm the public, inhibit or hinder Smart's day-to-day operations, and affect Smart's ability to continue as a going concern.

Second Cause of Action – Fraud

Against Defendants Weir, Godwin and Bednar

59. Smart incorporates by this reference the preceding paragraphs as though set forth at length.

60. As set forth above, Weir, Godwin and Bednar created false business documents and thereby falsely represented to Smart and its accountants, auditors and lawyers that the transactions set forth above were loans from Weir to Smart when in fact they were not.

61. Weir also represented in expense reports that he incurred expenses for company purposes, when in fact, these expenses were for his private and personal benefit. Weir's representations were false, and Weir knew that his representations were false when he made them to Smart.

62. In making these false representations of fact, Weir intended for Smart to rely on them; and in fact, Smart reasonably relied on Weir's false representations.

63. As a direct and proximate result of Weir's misrepresentations, Smart has suffered damages not yet ascertained, but in an amount greater than $25,000, all to be proven at trial.

64. Smart is informed and believes that Weir committed fraud with malice and oppression and in conscious disregard of Smart's rights and needs, and that Smart is therefore entitled to an award of punitive damages

Third Cause of Action – Conversion

Against Defendants Weir, Bednar, and Godwin

65. Smart incorporates by this reference the preceding paragraphs as though set forth at length.

66. Smart owned and had the right to possess all funds received from third party investors for stock purchases, and other monies provided to Smart or controlled by Smart for Smart's benefit.

67. Defendants Weir, Bednar and/or Godwin wrongfully and without authority took possession of the monies alleged in this complaint. Smart did not consent to Weir and/or Bednar's taking possession of these monies.

68. As a direct and proximate result of Weir, Bednar and/or Godwin's conversion of monies that belonged to Smart, Smart has suffered damages of at least $415,000, and in additional amounts not yet ascertained, all to be proven at trial.

69. Smart is informed and believes that Weir, Bednar and/or Godwin converted the monies with fraud, malice and oppression and in conscious disregard of Smart's rights and needs, and that Smart is therefore entitled to an award of punitive damages.

//

Fourth Cause of Action – Breach of Contract

Against All Defendants

70. Smart incorporates by this reference the preceding paragraphs as though set forth at length.

71. Smart and Weir, Godwin, Bednar and Westburg entered into written employment agreements, which among other terms, required Weir, Godwin, Bednar and Westburg to devote their best efforts full time to Smart's business and to act in Smart's best interests at all times.

72. Smart has performed all conditions and covenants required by the agreements, except for those conditions and covenants that defendants' breaches have excused and/or relieved Smart from performing.

73. By taking the actions alleged herein, and by failing to perform their required duties diligently and with best efforts, defendants Weir, Godwin, Bednar and Westburg have breached their employment agreements with Smart.

74. As a direct and proximate result of defendants Weir, Godwin, Bednar and Westburg's breaches of their employment agreements, Smart is entitled to damages in amounts not yet ascertained, but in an amount greater than $25,000, all to be proven at trial.

Fifth Cause of Action – Breach of Implied Covenant of Good Faith & Fair Dealing

Against All Defendants

75. Smart incorporates by this reference the preceding paragraphs as though set forth at length.

76. A covenant of good faith and fair dealing was implied in the agreements between Smart and each of the defendants.

77. Defendants breached the implied covenant of good faith and fair dealing by failing perform their duties with diligence, by taking actions contrary to Smart's best interests, and by other acts and omissions.

78. Smart has performed all conditions and covenants required by the agreements, except for those conditions and covenants that defendants' breaches have excused and/or relieved Smart from performing.

79. As a direct and proximate result of defendants' actions and omissions, Smart has suffered damages in an amount greater than $25,000, in an amount to be determined at trial.

Sixth Cause of Action – Interference With Business Relations

Against All Defendants

80. Smart incorporates by this reference the preceding paragraphs as though set forth at length.

81. Smart had existing and potential economic and business relationships with existing and potential customers and business partners that carried reasonable probabilities of continued financial benefit to Smart.

82. Defendants knew of Smart's existing and potential economic and business relationships when they told customers, potential business partners, and Smart's banks to cease doing business with Smart.

83. On information and belief, defendants committed intentional and wrongful acts and omissions to deprive Smart of the prospective financial benefits of Smart's economic and business relationships.

84. On information and belief, defendants intended that, or it was substantially certain that, their actions and omissions would disrupt Smart's existing and potential economic and business relationships.

85. On information and belief, defendants' conduct was deceitful and in bad faith.

86. Defendants' actions and omissions have disrupted Smart's existing and potential business relationships and damaged Smart in an amount greater than $25,000, in an amount to be determined at trial. Defendants' actions and omissions have caused Smart to lose profits and incur other consequential damages.

87. Defendants' fraudulent, malicious and oppressive conduct and omissions also entitles Smart to punitive damages.

Seventh Cause of Action - Unjust Enrichment

Against All Defendants

88. Smart incorporates by this reference the preceding paragraphs as though set forth at length.

89. On information and belief, defendants' wrongful acts and omissions have enabled or will enable defendants to unjustly receive benefits that defendants would not otherwise have enjoyed. The exact amount unjustly obtained is unknown to Smart at this time.

90. Defendants have no right to any benefits, directly or indirectly, resulting from their improper conduct.

91. As a proximate result of these acts, Smart has suffered actual damages in an amount to be proven at trial. Smart further is entitled to restitution of all amounts unfairly obtained by defendants through their conduct, in an amount to be proven at trial.

Eighth Cause of Action – Declaratory Relief

Against All Defendants

92. Smart incorporates by this reference the preceding paragraphs as though set forth at length.

93. An actual controversy has arisen and now exists between Smart on the one hand and Weir, Godwin, Bednar and Westburg on the other concerning each party's rights and duties relating to the rights and obligations, if any of the employment agreements, certain monies and the purported promissory notes in favor of Weir. Smart contends that it owes no duties to Weir, Godwin, Bednar or Westburg under any employment agreement, that it has title to the monies that are the subject of the fraudulent loans from Weir to Smart and that the purported notes

should be cancelled and declared null and void. Smart is informed and believes that defendants contend otherwise.

94. Smart desires a judicial determination of its rights and duties, as well as those of the other parties regarding the employment agreements and the fraudulent loans.

95. Such a declaration is necessary and appropriate at this time.

Ninth Cause of Action – Preliminary and Permanent Injunctive Relief

Against All Defendants

96. Smart incorporates by this reference the preceding paragraphs as though set forth at length.

97. Defendants' actions have and continue to irreparably harm Smart.

98. Smart requires immediate access to and possession of company books, records, computers, servers, data, furniture and other assets rightfully belonging to the company but unlawfully withheld by defendants.

99. Smart also requires immediate access to computer data maintained by Smart's vendors, including but not limited to Internap and Equinix.

100. In addition, Smart requires immediate access to SMARTSMSCORP.COM and any other websites or domain names maintained by the company or by agents on behalf of the company, including websites for the company's subsidiaries, such as MITCONSULTING.NET, and including but not limited to company data and registrations maintained by, but not limited to, Domains by Proxy, Inc. and GoDaddy.com, Inc.

Wherefore, Smart seeks relief as follows:

1. For damages in an amount subject to proof at trial, but in amount greater than the jurisdictional limit;

2. For punitive damages;

3. For temporary and permanent injunctive relief to prevent defendants, and anyone acting in concert with them, from holding themselves out to Smart's

customers, investors and the general public as authorized agents of Smart and from interfering with or having access to Smart's bank accounts, customers and computer data, and for defendants to turn over and provide access to all company books and records.

4. For temporary and permanent injunctive relief directing SMARTSMSCORP.COM and any other websites or domain names maintained by the company or by agents on behalf of the company, including websites for the company's subsidiaries, such as MITCONSULTING.NET, and registrations maintained by, but not limited to, Domains by Proxy, Inc., GoDaddy.com Inc. Internap and Equinix, to permit Smart to access Smart's data and website;

5. For restitution of all benefits and monies defendants have unjustly retained;

6. For a judicial declaration that Smart owes no defendants any duty with respect to the employment agreements and has superior title to all funds alleged in this complaint;

7. For costs of suit;

8. For attorney's fees pursuant to contract;

9. For all other relief the Court determines is appropriate and necessary.

DATED: July 27, 2009

NORDMAN CORMANY HAIR & COMPTON LLP

By: [signature]

Joel Mark
Brook J. Carroll
Attorneys for Plaintiff
Smart SMS Corp.